Exhibit 10.5

CONFIDENTIAL

EXECUTION VERSION

NEITHER THIS CONVERTIBLE PROMISSORY NOTE AND AGREEMENT TO LEND NOR ANY OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NO SALE, TRANSFER, PLEDGE OR ASSIGNMENT OF THIS NOTE OR OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW OR (B) THE HOLDER SHALL DELIVER TO THE COMPANY AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAW.

CONVERTIBLE PROMISSORY NOTE AND AGREEMENT TO LEND

Up to $25,000,000	May 7, 2013

Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to Teva Pharmaceuticals USA, Inc. (the “Holder”) under this Convertible Promissory Note and Agreement to Lend (“Note”) the Outstanding Advanced Amount (as defined below), not to exceed an aggregate principal sum of $25,000,000, as provided below.

1. Definitions. As used in this Note, the following terms shall be defined as follows:

1.1 “Business Day” shall mean a date Monday through Friday, but excluding any date on which banks located in (a) the State of New York are authorized by State or federal law to be closed or (b) Israel are authorized by applicable law to be closed.

1.2 “Change of Control Transaction” shall mean any (a) merger or consolidation of the Company with or into any other corporation or other entity, or any other reorganization of the Company, in which the holders of the Company’s outstanding capital stock immediately prior to such transaction do not, immediately after such transaction, retain a majority of the voting power of the surviving entity or its parent in substantially the same relative proportions as immediately prior to the transaction; (b) sale of all or substantially all of the assets of the Company; or (c) exclusive license of all or substantially all of the assets of the Company.

1.3 “Operating Budget” shall mean, at any time of determination provided under this Note, the Company’s current budget for Adasuve as of the date set forth above and approved by the Company’s senior management and delivered to the Holder.

1.4 “Outstanding Advanced Amount” shall mean, at any given time, the aggregate outstanding principal amount of all Advances (as defined below) made under this Note up to such time, plus all accrued interest thereon, less any amounts already repaid by Company to Holder in accordance with Section 3.3 hereof.

2. Advances.

2.1 Subject to the terms and conditions set forth herein, the Company may request one or more advances from the Holder (each, an “Advance” and collectively, the “Advances”), and upon receipt of an Advance Request in accordance with this Section 2, the Holder agrees to make such Advances to the Company, from time to time during the period commencing on the date of this Note and continuing through and including the earlier of (a) the second anniversary of the date of this Note and (b) the Acceleration Date as defined in Section 3.2, in principal amounts not to exceed $25,000,000 in the aggregate. The Company shall not be allowed to reborrow any Advance under this Note after repaying that Advance or any portion thereof.

2.2 To request Advances after the date of this Note, the Company shall submit to the Holder an irrevocable written notice (the “Advance Request”) prior to 5:00 p.m., New York, NY time, on not less than three (3) Business Days prior written notice of the date of such Advance. Each Advance Request shall include:

(a) the proposed amount of the Advance (which shall not be less than $500,000);

(b) the Company’s confirmation of the intended use of proceeds of the Advance for ADASUVE related expenditures under the Operating Budget (the “Use of Proceeds”);

(c) the proposed date of the Advance (which date must be on or before the second anniversary of the date of this Note and must be a Business Day); and

(d) wire transfer instructions for the Holder to deliver the Advance proceeds to the Company or for the Company’s benefit.

Advance Requests may not be submitted more frequently than once every 30 days.

2.3 The obligation of the Holder to make an Advance pursuant to an Advance Request properly submitted pursuant to Section 2.2 shall be subject to (a) no Event of Default (as defined in Section 5) having occurred and continuing, and (b) the confirmation by the Holder that the Use of Proceeds set forth in such Advance Notice is in accordance with the Operating Budget.

2.4 The Advances made pursuant to this Note and all payments made hereunder shall be recorded by the Holder on its books and records and promptly noted on Schedule 1 attached hereto. The failure to so record any Advance, prepayment or payment shall not limit or otherwise affect the obligation of the Company to pay any amounts due hereunder. Each request for an Advance by the Company shall be deemed a representation and warranty by the Company to the Holder as of the date of the Advance Request and the date of the Advance that (a) the Use of Proceeds is in accordance with the Operating Budget, (b) an Event of Default does not exist or will not exist as a result of making such Advance, and (c) the representations and warranties set forth in Section 6 are true and correct in all material respects.

2.5 In the event the Holder does not approve the funding of an Advance for the reasons set forth in Section 2.3, the Holder will provide notice to the Company of the same at least one (1) Business Day prior to the requested date of the Advance.

3. Payment.

3.1 Payment. Subject to the provisions of Section 4 hereof relating to the conversion of this Note, the Outstanding Advanced Amount shall be payable upon the fifth anniversary of the date of this Note (the “Maturity Date”). Payments hereunder shall be made by the Company to the Holder, at the address as provided to the Company by the Holder in writing, in lawful money of the United States of America. Interest shall accrue with respect to the outstanding principal amount of the Advances made under this Note from the date of each date of Advance until such principal amount is paid or converted as provided in Section 4 hereof at a rate of 4% per annum (computed on the basis of a 365-day year).

3.2 Acceleration Events. Unless the Holder shall have delivered a Conversion Notice on or prior to the fifth (5th) Business Day after the occurrence of any Acceleration Event (such fifth Business Date, the “Acceleration Date”), the Outstanding Advanced Amount shall be immediately due and payable in full on the Acceleration Date without notice, demand, presentment, protest or other formalities of any kind (a) upon an uncured event of default (as defined therein) under that certain Loan and Security Agreement, dated as of May 4, 2010, by and between the Company, Symphony Allegro, Inc., a Delaware corporation, each of the Company’s subsidiaries joined thereto, and Hercules Technology Growth Capital, Inc., a Maryland corporation (“Hercules”) (the “Hercules Term Loan”); (b) upon an Event of Default (as defined in Section 5 hereof); (c) upon the termination of that certain License and Supply Agreement, dated even date herewith, between the Holder and the Company (the “License Agreement”); (d) upon the failure of the Company to pay all outstanding amounts (principal and interest) due under the Hercules Term Loan and to terminate the Hercules Term Loan no later than November 1, 2013; or (e) upon a Change of Control Transaction (any event described in (a) – (e) above, an “Acceleration Event”).

3.3 Prepayment. The Company shall have the right at any time prior to the Maturity Date, and without penalty, to prepay, in the aggregate, up to 50% of the aggregate outstanding principal amount of all Advances made under this Note up to such time, plus all accrued interest thereon.

4. Conversion.

4.1 Optional Conversion at Maturity or Upon Occurrence of an Acceleration Event. Not less than five (5) Business Days prior to the Maturity Date or at any time on or prior to the Acceleration Date, the Holder shall have the right to deliver to the Company in writing a notice (the “Conversion Notice”) of its intention to convert all or a portion of the Outstanding Advanced Amount (the “Conversion Rights”) and specifying the portion of the Outstanding Advanced Amount (the “Conversion Amount”) that shall be converted into Common Stock of the Company par value $0.0001 per share (the “Common Stock,”). Any Outstanding Advance Amount not subject to the Conversion Rights shall be repaid on the Maturity Date, or, in the case of an Acceleration Event, on the Acceleration Date. The Holder’s failure to deliver a Conversion Notice within the periods specified in the first sentence of this Section 4.1 shall be deemed an election not to exercise the Conversion Rights. Such conversion shall take place at a conversion rate (the “Conversion Rate”) equal to four dollars and forty eight and thirty-third cents ($4.4833).

4.2 Delivery of Note and Share Certificates. Upon conversion of this Note and repayment in full of the Outstanding Advanced Amount pursuant to this Section 4, the Note shall be cancelled, and the Holder will deliver the original Note to the Company and execute the Company’s standard form of stock purchase agreement and/or other agreements and instruments as are necessary or appropriate to document the issuance of the Conversion Shares upon the conversion of this Note. On, or as soon as reasonably practicable after, such conversion, the Company shall issue and deliver to the Holder a certificate or certificates for the number of Conversion Shares to which the Holder is entitled. The Conversion Shares shall be in whole shares of Common Stock rounded down to the nearest whole share, and any fractional amount shall continue to be an Outstanding Advance Amount.

4.3 Registration of Conversion Shares. Not later than the three (3) month anniversary of the initial Advance under this Note, the Holder and the Company shall enter into a mutually acceptable registration rights agreement containing customary terms and conditions and providing for, among other things, two (2) demand registration rights and “piggyback” registration rights.

5. Default.

5.1 Event of Default. Any of the following events shall constitute an “Event of Default” hereunder: (a) the admission in writing by the Company of its insolvency; (b) the filing of bankruptcy by the Company; (c) the execution by the Company of a general assignment for the benefit of creditors; (d) the filing by or against the Company of any petition in bankruptcy or any petition for relief under the provisions of the federal bankruptcy act or any other state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of sixty (60) days or more; (e) the failure of Company to perform any of its obligations under this Note, other than the failure to pay any principal or accrued interest under the terms of this Note when due and payable, after written notice to the Company of such alleged failure to perform and a ten (10) Business Day opportunity to cure; (f) the failure of the Company to pay any principal or accrued interest under the terms of this Note within two (2) Business Days of the date due and payable; (g) the failure of the Company to perform any obligation under any document, instrument or agreement executed in connection with this Note, including without limitation, the License Agreement by and between the Company and the Holder, after written notice to the Company of such alleged failure to perform and a 10-Business Day opportunity to cure; (h) the appointment of a receiver or trustee to take possession of the property or assets of the Company; (viii) any dissolution of the Company; (i) the adoption by the Company of any plan of liquidation; (j) the commencement against the Company of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (k) any challenge or contest by the Company in any action, suit or proceeding of the validity or enforceability of this Note.

5.2 Remedies. During the continuance of an Event of Default, (a) the Holder shall have the right to (i) accelerate the payment of the Outstanding Advanced Amount and (ii) enforce this Note by exercise of the rights and remedies granted to him, her or it by applicable law and (b) in lieu of the interest rate specified in Section 3.1, interest shall accrue on the Outstanding Advanced Amount at a rate equal to the lesser of (x) 18% per annum and (y) the maximum rate permissible under applicable law. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

5.3 Equitable Remedies. The Company stipulates that the Holder’s remedies at law in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Note may not be adequate to compensate the Holder to the extent permitted by law and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

5.4 Waiver; Cumulative Remedies. No course of dealing or any delay or failure to exercise any right hereunder on the Holder’s part shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. No single or partial waiver by the Holder of any provision of this Note or of any breach or default hereunder or of any right or remedy shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion. The Holder’s rights and remedies are cumulative and are in addition to all rights and remedies that the Holder may have in law or in equity or by statute or otherwise.

5.5 Usury. All agreements between the Company and the Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holder for the use, forbearance, or detention of the money to be loaned under this Note or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing, or pertaining to the indebtedness evidenced by this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing, or pertaining to the indebtedness evidenced by this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to the Holder relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specific contingency, exceeds the highest lawful rate, the Company and the Holder shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) amortize, prorate, allocate, and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term of such indebtedness, and/or (c) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this Section shall control and supersede every other conflicting provision of all agreements between the Company and the Holder. Each of the Company and the Holder has retained separate legal counsel in connection with issuance of this Note.

6. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder that as of the date hereof, as of the date of each Advance Request and as of the date of each Advance, except as set forth in the schedules delivered herewith:

6.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary except where the failure to do so would not reasonably be expected to cause a material adverse effect on the operations, business or financial condition of the Company.

6.2 Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (a) the authorization, execution and delivery of this Note, (b) the authorization of the performance of all obligations of the Company hereunder, and (c) the authorization, issuance (or reservation for issuance) and delivery of the Conversion Shares. This Note constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

6.3 Capitalization.

(a) Schedule 6.3 sets forth (immediately prior to the date hereof) (a) the authorized capital stock of the Company on the date hereof, (b) the number of shares of capital stock issued and outstanding, (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans, and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company.

(b) All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties. No person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as contemplated by this Note and as set forth on Schedule 6.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind. There are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as set forth on Schedule 6.3, no person has the right to require the Company to register any securities of the Company under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other person.

6.4 Valid Issuance. This Note has been duly and validly authorized. Upon the due conversion of this Note, the Conversion Shares will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws. The Company has reserved a sufficient number of shares of Common Stock for issuance upon conversion of this Note, free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws.

6.5 Consents. The execution, delivery and performance by the Company of this Note requires no consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official other than such filings as shall have been made prior to and shall be effective on and as of the date hereof (including, for the avoidance of doubt, the consent of Hercules under the Hercules Term Loan) and such filings required to be made after the date hereof pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods. The Company has taken all action necessary to exempt from the registration requirements of the applicable state and federal securities laws the issuance of the Conversion Shares upon due conversion of this Note.

6.6 No Conflict, Breach, Violation or Default. The execution, delivery and performance of this Note by the Company and the issuance and sale of the Conversion Shares will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s certificate of formation or the Company’s bylaws, both as in effect on the date hereof, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its assets or properties or (iii) any agreement or instrument to which the Company is a party or by which the Company is bound (including, for the avoidance of doubt, the Hercules Term Loan and any other instrument evidencing indebtedness of the Company).

7. Amendments and Waivers. No provision of this Note may be amended and the observance of any provision of this Note may not be waived (either generally or in a particular instance and either retrospectively or prospectively) without the prior written consent of the Company and the Holder.

8. Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby.

9. Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, the Company and the Holder and their respective successors and assigns.

10. Notices. Any notice required by any provision of this Note to be given to the Holder shall be in writing and may be delivered by personal service or facsimile or sent by registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed to the Holder at his, her or its address appearing on the books of the Company.

11. Replacement. Upon the Company’s receipt of reasonably satisfactory evidence of the loss, theft, destruction or mutilation of this Note and (a) in the case of any such loss, theft or destruction, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or (b) in the case of any such mutilation, upon surrender of this Note for cancellation, the Company, at its expense, shall execute and deliver, in lieu thereof, a new Note.

12. No Rights as Stockholder. This Note, as such, shall not entitle the Holder to any rights as a stockholder of the Company, except as otherwise specified herein.

13. Headings. The descriptive headings in this Note are inserted for convenience only and do not constitute a part of this Note.

14. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. The validity, meaning and effect of this Note shall be determined in accordance with the laws of the State of New York, without regard to principles of conflicts of law. The Company and the Holder each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York City, New York and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note. The Company and the Holder each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

15. Right of Offset. Without limiting any of the Holder’s other rights or remedies hereunder or otherwise, the Company hereby acknowledges and agrees that the Holder shall have the right to reduce any amount payable by the Holder to the Company pursuant to the License Agreement by any amount owed by the Company and not timely paid to the Holder in accordance with the terms of this Note.

16. Taxes. Any and all payments by or on account of any obligation of the Company under this Note shall be made without deduction or withholding for any taxes; provided, however, if the Holder transfers the Note to a non-U.S. person or Affiliate (a “non-U.S. Transferee”), the Company shall deduct and withhold from payments due to such non-U.S. Transferee pursuant to this Note any taxes required to be deducted and withheld under applicable law. Any such withheld taxes shall be timely paid over to the appropriate governmental authority in accordance with applicable law. To the extent that taxes are deducted and withheld from payments otherwise payable to a non-U.S. Transferee pursuant to this Note, and are paid to the appropriate governmental authority, such deducted and withheld amounts shall be treated for all purposes of this Note as having been paid to the person in respect of whom such deduction and withholding was made. The Company shall provide such non-U.S. Transferee with proof reasonably satisfactory to such non-U.S. Transferee of any taxes withheld and paid to any governmental authority on behalf of such non-U.S. Transferee. If a payment is payable (in whole or in part) in consideration other than cash to a non-U.S. Transferee pursuant to this Note, including upon a conversion pursuant to Section 4, and if the cash portion of any such payment is insufficient to satisfy all required tax withholding obligations, the Company shall retain an amount of the non-cash consideration otherwise payable or deliverable to such non-U.S. Transferee equal in value to the amount required to satisfy any applicable withholding taxes (as reasonably determined by the Company in good faith). On or prior to the date hereof, the Holder shall deliver to the Company two executed originals of IRS Form W-9 certifying that the Holder is not subject to U.S. federal backup withholding. As soon as reasonably practicable following any transfer by the Holder of the Note to a non-U.S. Transferee, such non-U.S. Transferee shall deliver to the Company (i) two executed originals of the applicable IRS Form W-8, and (ii) to the extent such non-U.S. Transferee is eligible for an exemption from or reduction of any otherwise applicable withholding tax, any other applicable documentation required or reasonably requested by the Company to establish that such non-U.S. Transferee is entitled to such exemption or reduction. Any non-U.S. Transferee and the Company shall use commercially reasonable efforts to establish any applicable exemption from or reduction of otherwise applicable withholding taxes with respect to payments made hereunder. If any payment hereunder to a non-U.S. Transferee is subject to Sections 1471-1474 of the U.S. Internal Revenue Code (“FATCA”), the applicable non-U.S. Transferee shall provide the Company with all documentation prescribed by applicable law or reasonably requested by the Company in order for the Company to comply with its obligations under, and determine the amount, if any, of withholding taxes imposed pursuant to FATCA.

[signature page follows]

CONFIDENTIAL

EXECUTION VERSION

IN WITNESS WHEREOF, the Company and the Holder have entered into this Note as of the date hereinabove written.

ALEXZA PHARMACEUTICALS, INC.

By:	/s/ Thomas King
Name:	Thomas King
Title:	President and Chief Executive Officer

TEVA PHARMACEUTICALS USA, INC.

By:	/s/ Deborah Griffin
Deborah Griffin
Vice President and Chief Financial Officer

By:	/s/ Michael McHugh
Michael McHugh
GM, Teva Select Brand

SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE AND AGREEMENT TO LEND

SCHEDULE 1

DATE	AMOUNT TO BE ADVANCED ($)	AGGREGATE ADVANCES ($)

SCHEDULE I